THE RBB FUND TRUST 485BPOS

Exhibit 99(l)(18)

PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and M.D. Sass, LLC (“M.D. Sass”), intending to be legally bound, hereby agree with each other as follows:

1.  The Trust hereby offers M.D. Sass and M.D. Sass hereby purchases one (1) share (the “Share”) of the M.D. Sass Concentrated Value ETF (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on February 26, 2026.

2.  The Trust hereby acknowledges receipt from M.D. Sass of funds in the amount of $25 in full payment for the Share.

3.  M.D. Sass represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 26, 2026.

The RBB Fund Trust

By:	/s/ James G. Shaw
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer, and Secretary

M.D. Sass, LLC

By:	/s/ Sam Friedman
Name:	Sam Friedman
Title:	COO